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                                                                    EXHIBIT 11.1

     EXHIBIT 11.1 COMPUTATION OF NET LOSS AND PRO FORMA NET LOSS PER SHARE


                                                        Year Ended January 31,
                                              ----------------------------------------
                                                 1995          1996            1997
                                              -----------   -----------    -----------
Net loss                                      $(4,791,000)  $(6,869,000)   $(1,163,000)
Weighted average common shares outstanding      5,425,408     6,362,535      6,794,792
Shares related to Staff Accounting
   Bulletin Topic 4D:
     Common stock (1)                             413,093       413,093        413,093
     Common stock options (2)                   2,278,601     2,278,601      2,278,601
     Preferred stock warrants (3)                   7,740         7,740          7,740
                                              -----------   -----------    -----------
Total shares used in computing
   net loss per share                           8,124,842     9,061,969      9,494,226
Net loss per share                            $     (0.59)  $     (0.76)   $     (0.12)
                                              ===========   ===========    ===========
Calculation of shares outstanding for
   computing pro forma net loss per share:
     Shares used in computing net loss
        per share
     Adjustment to reflect the effect of the                                 9,494,226
        assumed conversion of noncumulative
        convertible preferred stock from the
        date of issuance(4)                                                 12,259,614
                                                                           -----------
Shares used in computing pro forma
        net loss per share                                                  21,753,840
Pro forma net loss per share                                               $     (0.05)
                                                                           ===========
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(1)  Net additional outstanding shares assuming common shares issued after
     January 1, 1996 were issued and outstanding for all prior periods presented and the proceeds were applied to repurchase shares at $10.00 per share.

(2)  Net additional shares from stock options granted after January 1, 1996 assuming the exercise of stock options and repurchase of shares at $10.00 per share, and assumes shares are outstanding in all prior periods.

(3) Net additional shares from Series D preferred stock warrants issued after January 1, 1996 assuming the exercise of the warrants, conversion to common stock and repurchase of shares at $10.00 per share and assumes shares are outstanding in all prior periods.

(4) Series A, B, C and D preferred stock issued before January 1, 1996 (which converts into Common Stock at a rate of one share of preferred stock to one share of Common Stock).